KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces Private Placement of Common Stock to RenaissanceRe

KINGSTON, N.Y. -- (BUSINESS WIRE) -- April 18, 2016 - **Kingstone Companies, Inc. (Nasdaq:KINS)** (the "Company" or "Kingstone") announced today that it sold 595,238 newly issued shares of common stock to RenaissanceRe Ventures Ltd., a subsidiary of RenaissanceRe Holdings Ltd. (NYSE:RNR) ("RenaissanceRe"), in a private placement. RenaissanceRe is a global provider of catastrophe and specialty reinsurance and insurance.

Kingstone's Chairman and CEO, Barry Goldstein, stated, "We are pleased to have RenaissanceRe make this investment in the Company. The addition of this capital puts us in an excellent position to continue the profitable growth and expansion of Kingstone."

The new common shares were sold to RenaissanceRe at a price of $8.40 per share. Kingstone received net proceeds of approximately $4,850,000 from the private placement. The Company intends to use the net proceeds of the offering to support the continued growth of its wholly-owned subsidiary, Kingstone Insurance Company, and for general corporate purposes.

Sandler O'Neill + Partners, L.P. served as financial advisor to Kingstone in connection with the transaction.

This press release does not constitute an offer to sell or a solicitation of an offer to buy securities. The shares of common stock sold to RenaissanceRe have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319